TRANSFER AGREEMENT

This Transfer Agreement (Agreement) shall be deemed to be effective on the 30th day of June, 1996, by and between International Business Machines Corporation (IBM, a New York corporation having a place of business in Raleigh, North Carolina, and Network Express, Inc. (Network Express) a Michigan corporation.

Whereas, IBM has developed certain ISDN adapter products and technologies for making such products and has acquired certain intellectual property rights covering such products and such technologies, including patent rights, copyrights, trademark rights and trade secret rights; and

Whereas, IBM markets such products and presently has an inventory of such products available for such marketing;

Whereas, Network Express would like to purchase IBM's existing product inventory and to acquire rights under IBMs intellectual property sufficient to allow Network Express to become fully responsible for the manufacture and marketing of products or successors to such products;

Whereas, it is the intent of the parties that the sale of the inventory and the grant of rights and immunities under IBM intellectual property be accomplished expeditiously to minimize any impact on product marketing or support of use of such products by end users;

Now, Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, IBM and Network Express agree as follows,

                             Part 1 - Definitions

"Distributors" shall mean third parties with whom IBM has contracted to sell and/or distribute Products to End Users.

"End Users" shall mean persons and business entities who purchase the Products for their own use and not for resale to others.

"Effective Date" shall mean June 30,1996.

"Licensed Technology" shall mean the following materials for the Products made available by IBM to Network Express under this Agreement: a) unique source code, b) hardware bill of materials, c) functional specifications, d) component specifications, and e) other related documentation. Licensed Technology shall also include object code for the IBM Mwave subsystem and certain install and diagnostic diskettes.

"OEM Customers" shall mean third parties that IBM has contacted with or made marketing efforts towards for sale of Products to End Users under the terms of an OEM sales agreement.

"Product Inventory" shall mean the following minimum quantities of units of Products to be purchased by Network Express under the terms of this agreement:

         Product                          Quantity of Units

         7845

                 Completed/Packaged
                         IBM Logo               146
                         OEM                     36
                 Completed/Unpackaged          2683
                 To Be Assembled               3135

         WaveRunner Credit Card
                 Completed/Packaged
                 IBM Logo                       414
                 OEM                           3500
                 Completed/Unpackaged          5386

         WaveRunner ISA Board
                 Completed/Packaged
                 IBM Logo                       235
                 OEM                             46
                 Completed/Unpackaged          1902
                 To Be Assembled               1617

"Products" shall mean the 7845 Box, the WaveRunner Credit Card and the WaveRunner ISA Board.

"7845 Box" shall mean the IBM 7845 ISDN Network Terminator Extended, as more fully described in Attachment A, Product Description and Specifications.

"Subsidiary" shall mean an entity where more than fifty percent (50%) of its voting stock is owned, or if no voting stock exists, decision-making power is controlled directly or indirectly by another entity.

"Successor Product" shall mean a product developed by or for Network Express which is derived from and is functionally similar to a Product but which improves upon such Product such as by improving performance, adding function or reducing manufacturing or support costs.

"Technology Transfer Phase" shall mean that period of time commencing on the Effective Date and concluding six (6) months thereafter.

"Transition Period" shall mean that period of time commencing on the Effective Date and concluding thirty (30) days thereafter.

"WaveRunner Credit Card" shall mean the IBM WaveRunner PCMCIA ISDN or Analog Modem, as more fully described in Attachment A, Product Description and Specifications.

"WaveRunner ISA Board" shall mean the IBM WaveRunner Digital Modem - ISA, Rev B Version, as more fully described in Attachment A, Product Description and Specifications.

                        Part 2 - Overview of Agreement

2.1 This is an agreement where, pursuant to the terms and conditions of this Agreement and in consideration of payment and other promises by Network Express to IBM, IBM sells to Network Express the Products and grants certain other licenses and immunities as described briefly below, and in more detail elsewhere in this Agreement:

         a)      IBM sells the Product Inventory to Network Express; and

         b) IBM assigns its rights in the "WaveRunner" trademark to Network Express; and

         c) IBM grants to Network Express certain licenses and immunities related to the Licensed Technology sufficient to support Network Express' manufacture, marketing and/or marketing of Products and Successor Products; and

         d) IBM provides Network Express certain technical support and transition services associated with the Products.

2.2 This Agreement includes an overview of a possible relationship between the parties under which:

         a) IBM and Network Express would contract to manufacture the WaveRunner Credit Card and/or WaveRunner ISA Board, or successors thereof, and

         b)      IBM intends, in accordance with the process described in
         Part 17, Product Reseller Agreement, to purchase Products and Successor Products from Network Express for internal use and/or remarketing to End Users or others.

                Part 3 - Conveyance of Product Inventory Assets

3.1 Upon the Effective Date of this Agreement, for good and valuable consideration as described in Part 9, Payment, of this Agreement, IBM hereby sells to Network Express all right, title and interest to the Product Inventory.

3.2 Title of each item of Product Inventory sold by IBM to Network Express under this Agreement shall pass on the Effective Date at the current location of such Item. Network Express a) shall ship the Product Inventory listed as "Completed/Packaged" from the IBM location within sixty (60) days of the Effective Date, b) shall pay any and all costs of transporting the Product Inventory from its present location, and c) shall accept all risk of damages and/or loss once title passes.

3.3 IBM may retain other units of Products not included in the Product Inventory for the purposes of: a) sale of Products to End Users or OEM Customers during the Transition Period, or b) End User/OEM Customer Product Warranty requirements, or c) IBM internal Use.

3.4 If requested by Network Express in writing, and based upon a schedule to be agreed to by the parties in writing (but in no event more than four (4) months from the Effective Date), IBM will complete assembly on the Product Inventory listed as "To Be Assembled" under the definition, of Product Inventory" in Part 1, Definitions.

3.5 If requested by Network Express in writing, and based upon a price and schedule to be agreed to by the parties in writing (but in no event more than four (4) months from the Effective Date), IBM will package the unpackaged Product Inventory with packaging materials specified by Network Express.

                 Part 4 - Assignment of "WaveRunner" Trademark

4.1 IBM has, in its marketing of Products, adopted, used and is using the term "WaveRunner" as a trademark for such Products and has, under national trademark laws, acquired certain assignable trademark rights in WaveRunner for use on Products.

4.2 Subject to other provisions of this Agreement, including Part 9, Price and Payment, IBM hereby assigns to Network Express any and all of IBM's right, title and interest provided under the laws of the United States, of the individual states thereof, and of jurisdictions foreign thereto, in and to the WaveRunner trademark together with the goodwill of the business symbolized by the mark. Upon written request by Network Express, IBM will execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other business papers in connection therewith necessary to perfect such right title and interest, including an assignment document for possible filing by Network Express in each country in which IBM has made formal application for national registration or regional rights in and to the WaveRunner trademark. IBM shall disclose to Network Express all such pending formal applications.

4.3 Except as noted below, IBM shall hereafter discontinue use of the WaveRunner mark. IBM reserves the right to use the WaveRunner mark during the Transition Period, and in referring to any Product marketed or ordered during the Transition Period. Further, nothing in this Agreement shall be deemed to preclude IBM from using the WaveRunner mark or variations thereof in any situation where such use would not, if carried out by a party other than IBM, be considered to be an infringement of Network Express' rights under the applicable trademark law.

                Part 5 - Grant of Immunities Under IBM Patents

5.1 IBM grants to Network Express an immunity from suit for infringement of any claim of any IBM patent which is necessarily infringed by importation, use, sale or other transfer of Products in the form in which such Products exist at the time of transfer to Network Express under this Agreement. For any IBM patent falling within the scope of the foregoing grant of immunity, IBM extends the grant of immunity to Successor Products.

5.2 IBM grants, to Network Express an immunity from suit for infringement of any claim of any IBM patent which is necessarily infringed by Network Express' use of Licensed Technology in the making or having made of Products in the form in which such Products exist at the time of transfer to Network Express under this Agreement for any IBM patent falling within the scope of the foregoing grant of immunity, IBM extends the grant of immunity to the making or having made of Successor Products.

5.3 The immunities granted above shall extend to (a) Network Express' distributors and dealers, provided the extended immunity shall immunize only the acts of transferring, offering for sale or selling Products or Successor Products; and (b) Network Express' End Users, provided the extended immunity shall immunize only the act of using Products of Successor Products.

5.4 Network Express acknowledges that the grants of immunity do not extend to any IBM patent which is infringed by the importation, manufacture, use, offer for sale, sale or other transfer of a Successor Product unless such patent is also infringed by the importation, manufacture, use, offer for sale, sale or other transfer of the Product on which the Successor Product is based. Network Express further acknowledges that the foregoing grants of immunity shall not apply where the claim of infringement is based on the importation, manufacture, use, sale or other transfer of products other than Products or Successor Products either alone or in combination with Products or Successor Products.

5.5 Nothing in this Agreement shall be construed as implying any grant of any license or immunity by IBM under any patent owned or controlled by a third party.

5.6 IBM will not provide a grant of immunity nor a license under IBM patents comparable in scope to the immunities granted in Section 5.1 and 5.2 above to a third parry where the third party has revealed that it intends to use the immunity or grant of license to support its importation, use, making or have made, offering for sale, sale or other transfer of Products or Successor Products.

                    Part 6 - Rights in Licensed Technology

6.1 IBM grants to Network Express a worldwide, nonexclusive, transferable royalty-free (subject to payment of the consideration recited in Part 9, Price and Payment) license to use Licensed Technology for the purposes of designing, developing, manufacturing, marketing and maintaining Products and Successor Products.

6.2 Network Express shall be free to use Licensed Technology in any way it deems appropriate to accomplish the foregoing purposes (including making printed or machine-readable copies) subject to limitations set forth below or elsewhere in, this Agreement:

         a) Any copy of a Licensed Technology item (whether whole or partial) shall include any IBM notices of proprietary rights appearing in the original copy of that item;

         b) No Licensed Technology item shall, without IBM's prior written consent, be made available to anyone other than employees or contractors who have a need to know in connection with rights granted under this Agreement, and who have agreed to observe any restrictions set forth in this Agreement.

6.3 Network Express acknowledges that the license to use Licensed Technology does not extend to use of such technology in connection with products other than Products or Successor Products.

6.4 IBM will not grant a license or an immunity to any third party for the use of all or substantially all of the materials included in the Licensed Technology where the license would have the same or substantially similar scope to the license set forth in Section 6.1.

6.5 Network Express acknowledges that it has been made aware that IBM intends to publish a reference design that may contain card layout and design information substantially similar to that included in the Licensed Technology, and to offer to make available to card manufacturers or other third parties code that can be executed in a card made in accordance with the reference design. Network Express agrees that such acts by IBM will not be considered a breach of any provision of this Agreement.

                Part 7 - Product Sales and Marketing Transition

7.1 Except as otherwise set forth in this Part 7, upon the Effective Date, Network Express shall assume all responsibilities for worldwide sales and marketing activities related to the Products, including the determination of the extent of Product marketing efforts (if any), the methods of marketing that are employed, and the terms, conditions and pricing for the products that are offered to and/or negotiated with End Users, OEM Customers and/or other third parties.

7.2      *[Confidential Treatment has been requested for this Section].

7.3 Upon the Effective Date, Network Express shall affix to the IBM-logo Product Inventory identified as "Completed/Packaged" in the definition of "Product Inventory" in Part 1, Definitions, a) a sticker stating that Network Express, not IBM, is the seller of the Products, that the Network Express Sales Agreement applies to the sale of the Products, and that the End User must look to Network Express for performance of any obligation related to the Products, and b) a Network Express Sales Agreement.

7.4      IBM authorizes Network Express to sell the IBM-logo
Completed/Packaged Product Inventory as described in Section 7.3 above to End Users with its existing packaging, instructions and promotional literature up to and including December 31, 1996.

7.5 To the extent that remaining Completed/Packaged IBM-logo Product Inventory exists at the end of the Transition Period, Network Express shall repackage such Product Inventory so, as, to remove all references to IBM that might be visible to the End User.

7.6 IBM shall be responsible for warranty claims made under the terms of the appropriate IBM agreement for all End User sales prior to the Effective Date. Network Express shall be responsible for warranty claims made under the terms of the appropriate Network Express agreement for all End User sales made on or after the Effective Date.

7.7 IBM shall be responsible for all warranty claims made by OEM Customers under the terms of the appropriate agreement between IBM and OEM Customers. Network shall be responsible for all warranty claims made by OEM Customers under the terms of the appropriate agreement between Network Express and OEM Customers.

7.8 For all Product Inventory identified as "Completed/Unpackaged" and "To Be Assembled" in the definition of Product Inventory in Part 1, Network Express or a third party under contract with Network Express shall not use IBM-logo packaging materials to package such Product Inventory.

7.9      *[Confidential Treatment has been requested for this Section].

7.10 Within thirty (30) days of the Effective Date, IBM will use commercially reasonable efforts to: a) notify OEM Customers of the Product transitions and b) to the extent permissible under terms of existing agreements, provide OEM Customers with notice of termination of existing contracts and/or amendments that directly relate to the Products.

                         Part 8 - Technology Transfer

8.1 In consideration for the purchase price specified in Part 9, Price and Payment, IBM will provide Network Express with up to fifteen (15) man-months of technical transition support during the Technology Transfer Phase. The support will, be provided by IBM personnel knowledgeable in the Product set and its underlying technology. The support will be provided for the purpose of instructing Network Express personnel about the use, support, potential enhancement directions and technology of the Products.

8.2 During the Technology Transfer Phase, and in order to implement the technical transition, Network Express personnel may travel, at the expense of Network Express, to the IBM Networking Hardware Division, located in Raleigh, North Carolina, for briefings and training on the Product. During such time, IBM will, at no extra cost to Network Express, provide Network Express personnel with office space, furniture and telephones for three people. During the Technology Transfer Phase, IBM personnel may travel, at the expense of IBM, to the Network Express facility in Ann Arbor, Michigan. During such time, Network Express will, at no cost to IBM, provide IBM personnel with office space, furniture and telephones for three people.

8.3 IBM will provide Network Express with all of the Licensed Technology sufficient to allow a team of people: a) with the necessary skills in Digital Signal Processor (DSP) technology, and b) who have attended the training sessions described in Section 8.1, to manufacture and maintain the Products.

                          Part 9 - Price and Payment

9.1 In consideration for the sale of Product Inventory, assignment of "WaveRunner" trademark, grants of licenses and immunities under other intellectual property rights, and provision of transition services, all as described in this Agreement, Network Express shall pay IBM the sum of seven million dollars ($7,000,000) (Purchase Price).

9.2 Network Express shall pay IBM the first installment of the Purchase Price, in the amount of one million five hundred thousand dollars
($1,500,000), on the Effective Date.

9.3 In the event that Network Express and Cabletron Systems, Inc. complete their merger agreement (as described in Section 18-7), then Network Express shall pay IBM a second and final installment of the Purchase Price of five million five hundred thousand dollars ($5,500,000), on August 2, 1996.

9.4 In the event that Network Express and Cabletron do not complete their merger agreement then Network Express shall pay IBM the remaining installments according to the following schedule:

         a) Network Express shall. pay IBM a second installment of the Purchase Price in the amount of one million five hundred thousand dollars ($1,500,000), plus interest of eight and one-half percent (8.1/2%) per annum on five million five hundred thousand dollars ($5,500,000) calculated from the Effective Date, on December 27, 1996.

         b) Network Express shall pay IBM a third and final installment of the Purchase Price in the amount of four million dollars ($4,000,000), plus interest of eight and one-half percent (8 1/2%) per annum on four million dollars ($4,000,000) calculated from December 27, 1996, on June 30, 1997.

9.5 Network Express shall wire all payments due under Part 9 of this Agreement to the IBM account at the Chemical Bank. Network Express shall wire payment to the following address:

         Chemical Bank
         55 Water Street
         New York, New York 10041
         IBM Concentration Account
         Account #323-213499
         ABA Routing #021000128
         Chemical Bank Contact: Ms. Michelle Reed
         212-638-5832

Network Express shall include the following information in the wire detail:

         Network Express, Inc.
         WaveRunner Trademark Assignment and Inventory Sale
         IBM Contact: John Buckwalter 919-254-9292

9.6 IBM reserves a purchase money security interest in the Product Inventory and the proceeds from the Product Inventory until it receives full payment of the amount due from Network Express under this Part 9 of this Agreement. Upon request by IBM, Network Express agrees to sign an appropriate document to permit IBM to perfect its security interest.

                             Part 10 - Warranties

10.1 IBM represents and warrants that, as of the date of this Agreement and to the best of its knowledge, a) IBM owns or otherwise has all of the rights necessary to make the transfer, grants, conveyances and assignments set forth herein, (b) Products are free of patent rights of third parties, and in particular, IBM has not taken a patent license under any third-party patents for the express purpose of making, having made, using, offering to sell or selling the Products, and c) the WaveRunner trademark is free of trademark rights of third parties. IBM further represents and warrants that the Products and documentation are free of copyright and trade secret rights of third parties.

10.2 IBM represents and warrants that it has no knowledge of litigation against IBM Which adversely affects the Products.

10.3 Except as specified in Section 18.7 herein, the warranties provided in this Part 10 are solely for the benefit of Network Express, Network Express shall not assign or transfer any of these Warranties.

10.4 IBM and Network Express represent and warrant to each other that they are under no obligation or restriction, nor will they assume any such obligation or restriction, that does or would in any way interfere or conflict with the performance to be rendered under this Agreement. Each party warrants that it has all the necessary authority and approvals, if any, that are required to carry out its obligations under this Agreement.

10.5 IBM warrants that the Products have been manufactured in accordance with IBM manufacturing guidelines and ISO 9002 standards.

10.6 THE FOREGOING WARRANTIES AND REPRESENTATIONS ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IBM DOES NOT WARRANT THAT THE PRODUCT OR PRODUCT INVENTORY WILL MEET THE REQUIREMENTS OF NETWORK EXPRESS, THE DISTRIBUTORS OF NETWORK EXPRESS OR END USERS, OR THAT THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IBM PROVIDES THE PRODUCT AND PRODUCT INVENTORY "AS IS" WITHOUT WARRANTY OR INDEMNIFICATION.

IBM MAKES NO PROMISE, GUARANTEE OR WARRANTY OF ANY KIND AS TO THE POTENTIAL FINANCIAL GAIN OR OTHER BENEFITS THAT NETWORK EXPRESS MAY REALIZE RELATED TO THIS AGREEMENT.

                           Part 11 - Indemnification

11.1 IBM will, at its expense, indemnify Network Express against any claim against Network Express based on:

         a) any breach of warranty or representation specified in Part 10, Warranties, above; and/or

         b)      Products sold by IBM prior to the Effective Date.

Under the indemnification described in this Section 11.1, IBM will pay all costs, damages, expenses and reasonable attorneys' fees finally awarded by a court provided that Network Express:

         a)      promptly notifies IBM in writing of the claim; and

         b) allows IBM to control the defense, and cooperates with IBM in the defense.

11.2 Network Express will, at its expense, Indemnify IBM against any claim against IBM based on:

         a) any claim for infringement of third party rights or any other claim resulting from any enhancement or modification made by or for Network Express to the Products, and/or

         b) any claim attributable to the Products and/or Successor Products that are sold after the Effective Date.

Under the indemnification described in this Section 11.2, Network Express will pay all costs, damages, expenses and reasonable attorneys' fees finally awarded by a court provided that IBM:

         a)      promptly notifies Network Express in writing of the claim;
         and

         b) allows Network Express to control the defense, and cooperates with Network Express in the defense.

                       Part 12 - Limitation of Remedies

         The parties' entire liability and exclusive remedy are set forth in this section. Either party's liability for damages to the other for any cause whatsoever arising under this Agreement (other than a claim by IBM for payment of the purchase price under Part 9, Price and Payment, of this Agreement, or a claim by either party under Part 11, Indemnification), shall be limited to three million five hundred thousand dollars ($3,500,000). In no event will either party be liable for any damages caused by lost profits, lost savings, incidental, special, indirect or other consequential damages. Neither party will be liable for any claim by the other based on any third party claim, except as provided in Part II, Indemnification.

                            Part 13 - Announcements

13.1 Upon the Effective Date or some time thereafter, the parties may decide to make public statements regarding the activities described in this Agreement or other related joint activity. Both parties recognize the value and importance of clear and accurate public communications regarding the transactions contemplated under this Agreement. The Project Managers of each party as specified in Section 18.5 shall be responsible for the coordination of such public statements.

13.2 Except as required by law or other governmental regulation, neither IBM nor Network Express shall make any public announcements regarding the activities described in this Agreement, other than as may be expressly agreed upon in advance by the parties in writing.

                     Part 14 - IBM Manufacturing Services

14.1 Attachment B, Manufacturing Agreement (Manufacturing Agreement) outlines the terms for an agreement whereby IBM would manufacture additional units of existing or enhanced versions of the of the WaveRunner Credit Card or the WaveRunner ISA Board. The parties agree to execute the Manufacturing Agreement. The Manufacturing Agreement shall become effective upon the listing of pricing information by IBM in a subsequent Attachment to such Agreement and the issuance of a Purchase Order by Network Express.

14.2 Network Express shall also be free, according to the licenses and immunities granted by IBM herein, to have the Products or Successor Products manufactured by a third party. In such event, Network Express may order IBM Mwave Chips for the WaveRunner Credit Card and WaveRunner ISA Board under IBM's standard agreement for sale of Mwave products. In addition, Network Express may order SRAM chips, all as described below.

         a) The Mwave chip for the WaveRunner Credit Card is currently offered commercially. IBM agrees to sell the Mwave chips for the WaveRunner Credit Card to Network Express *[Confidential treatment has been requested for the remainder of this sub-section].

         b) The Mwave chip for the WaveRunner ISA Card is not currently offered commercially, but IBM maintains a limited inventory of the chips. While IBM maintains such inventory, IBM agrees to sell the Mwave Chip for the WaveRunner ISA Card to Network Express *[Confidential treatment has been requested for the remainder of this sub-section].

         c) IBM currently contracts with a third party to obtain SRAM chips. IBM will use good faith efforts to work with Network Express and the third party on an arrangement whereby Network Express is able to procure the SRAM chips at a favorable price.

                      Part 15 - Confidential Information

15.1 IBM and Network Express shall make all disclosures of confidential information under the terms of the Confidential Disclosure Agreement # 327-96 (CDA).

15.2 IBM and Network Express hereby amend the CDA to apply to any information related to the transactions contemplated in this Agreement that is identified by a party hereto as confidential subject to the terms of the CDA.

15.3 Network Express and IBM acknowledge that the period of confidentiality set forth in the CDA may be inadequate for certain of the Licensed Technology, such as IBM source code, to be disclosed under this Agreement. In such case, Network Express and IBM agree to amend the CDA to provide for additional procedures for safeguarding such Licensed Technology, and/or establish a longer period of confidentiality for such Licensed Technology.

15.3 IBM and Network Express each consider all drafts and executed copies of this Agreement as confidential information, to be held by each party under the terms of the CDA.

15.4 Nothing in this agreement shall be construed as prohibiting or restricting either party from independently developing, acquiring or marketing materials, products or services or any part thereof.

                        Part 16 - Term and Termination

16.1 This Agreement shall begin upon the Effective Date and shall remain in full force and effect for a term of one (1) year, unless terminated earlier in accordance with the provisions hereof; provided however, that
Part 5, Grant of Immunities under IBM Patents, Part 6, Rights in Licensed Technology, Section 8.3 in Part 8, Technology Transfer, Part 9. Price and Payment; Part 10, Warranties; Part 11, Indemnification; Part 12, Limitation of Remedies; Part 14, IBM Manufacturing Services; Part 15, Confidential Information; and Part 18, General Provisions, shall survive any termination of this Agreement until such obligations expire according to their terms, and shall bind the parties and their legal representatives, survivors, successors and assigns.

16.2 At any time, IBM and Network Express may mutually agree upon a complete or partial termination of this Agreement

16.3 At any time during the term of this Agreement, if either party shall believe that the other party has materially breached any representation, warranty, covenant or obligation contained herein, such party shall promptly so inform the other party in writing, specifying the nature of such breach, and such other party shall have a reasonable opportunity to correct the breach. However, the failure of a party to provide such notice of breach shall not release the parry in default of its obligations hereunder. In the event that such breach is not corrected within a reasonable period of time, in no event less than thirty (30) days, the party not in default may, in the exercise of its sole discretion, terminate this Agreement.

16.4 Notwithstanding any other provision of this Part 16, this Agreement may be immediately terminated at the sale election of the party not in breach, if the other party's failure to perform arises out of any of the following circumstances

         (a)     If a receiver is appointed for either party or its property;

         (b) If either party becomes insolvent or unable to pay its debts as they mature, or ceases to pay its debts as they mature in the ordinary count of business, or makes an assignment for the benefit of its creditors;

         (c) If any proceedings are commenced by or for either party under any bankruptcy, insolvency or debtor's relief law;

         (d) If any proceedings are commenced against either party under any bankruptcy, insolvency or debtor's relief law and such proceedings shall not be vacated or be set aside within sixty (60) days after the date of commencement thereof;

         (e)     If either party is liquidated or dissolved.

                     Part 17 - Product Reseller Agreement

17.1 Attachment C, Product Reseller Agreement (Reseller Agreement), provides the terms and conditions under which IBM may purchase Products and Successor Products for remarketing to End Users. The parties agree to execute the Reseller Agreement. The Reseller Agreement shall become effective upon the listing of pricing information in a subsequent attachment to such agreement and the issuance of a Purchase Order by IBM.

                         Part 18 - General Provisions

18.1 Unless otherwise expressly provided in this Agreement, each of the parties hereto shall bear all of the fees and expenses relating to its compliance with the various provisions of this Agreement and its covenants to be performed hereunder.

18.2     Except for the payment obligations by Network Express as outlined in
Part 9, Price and Payment, if a party's performance of any material obligations under this Agreement is prevented, restricted or interfered with by reason of fire or other casualty or accident; inability to procure raw materials, power, or supplies; war or other civil disturbance; any law, order or proclamation, regulation, ordinance, demand or requirement of any governmental agency or intergovernmental body, or any other act or condition whatsoever beyond the reasonable control of the parties hereto, the Party so affected, upon giving notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided however, that the party so affected shall use its reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall continue its performance immediately upon the removal of such causes, provided however, the if after ninety (90) days a party remains unable to perform its obligations under this Agreement for the reasons described in this Section 18.2, the other party shall have the right, in the exercise of its own discretion, to either a) terminate this Agreement under Part 16, Term and Termination, upon thirty (30) days written notice, or b) suspend its performance until the other party can perform.

18.3 Each party shall cooperate with the other party as is reasonably necessary to comply with all applicable United States, state and local laws, regulations and ordinances, including but not limited to, the regulations of (the United States Department of Commerce relating to the export from the United States of technical data. Both parties agree that they shall comply with all applicable US regulations relating to the export of either party's technical data from the United States.

18.4 Each party shall name a Project Manager to coordinate the relationships described in this Agreement. If a party changes its representative, it shall notify the other party of the change in writing. The current representatives of each party and their addresses are:

         For IBM:        Shirral Davis
                         IBM Corporation
                         700 Park Offices Drive
                         RTP, NC 27709
                         Phone: 919-254-2526
                         Fax: 919-254-2455

         For Network Express:





All notices, requests, consents and other communications under this Agreement shall be in writing. All such communications shall be mailed to each party's representative at the addresses above.

18.5 This Agreement, including its Attachments, embodies the entire agreement and understanding between the parties, and supersedes all prior agreements, written or oral, related to the subject matter hereof. No amendment or modification hereof will be valid or binding upon the parties, unless made in writing and signed by authorized representatives of each party except as otherwise expressly provided for herein. No forbearance on the part of IBM or Network Express in enforcing their rights under any terms of this Agreement, nor any removal, examination, or rearrangement of any payment or obligation by either party hereunder, shall constitute a waiver of any other term of this Agreement or a forfeiture of any other right.

18.6 This Agreement shall be governed in all reports by the laws of the State of New York as they apply to contracts executed and fully performed in New York. IBM and Network Express each waive the right to a jury trial in any dispute.

18.7 Network Express has notified IBM that Network Express has entered into a merger agreement, dated May 21, 1996, with Cabletron Systems, Inc. (Cabletron). In the event that this merger is completed, IBM agrees that Network Express may assign all of its rights and obligations under this Agreement to Cabletron. In the event that performance under this Agreement requires the disclosure of "IBM Confidential" information described or referenced in Part 15, Confidential Information, by Network Express to Cabletron, IBM agrees to such disclosure, provided that Network Express makes such disclosure under the third party disclosure provisions of the IBM/Network Express CDA described in Section 15.1.

In witness of the foregoing, IBM and Network Express have caused this Transfer Agreement to be executed by their authorized representatives as of the day and year last written below.


Accepted and agreed to:


International Business            Network Express, Inc.
Machines Corporation


By: /S/ LUTZ F. HAHME             By: /S/ RICHARD EIDSWICK
Name:  Lutz Hahme                 Name:  Richard Eidswick
Title: General Manager,           Title: President
       Networking Hardware
         Division

Date: 1 July 1996                 Date: 1 July 1996